Exhibit 99

Granite Broadcasting Corporation to Sell San Francisco and
Detroit WB Stations to AM Media Holdings, LLC

New York, New York – September 8, 2005 – Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) announced today that it has entered into separate definitive agreements to sell its WB-affiliated television stations, KBWB, Channel 20 in San Francisco, California and WDWB, Channel 20 in Detroit, Michigan to wholly-owned subsidiaries of AM Media Holdings, LLC, an affiliate of ACON Investments, LLC. In consideration for the sales of the two stations as well as for covenants not to compete in each of the San Francisco and Detroit markets, Granite will receive $180 million in the aggregate, before closing adjustments, consisting of $177.5 million in cash and $2.5 million of equity in AM Media Holdings, LLC.

Both transactions, which are subject to FCC approval and customary closing conditions, are expected to close in the fourth quarter of 2005. It is anticipated that approximately $30 million of the net proceeds of the transactions will be available for general corporate purposes, and the remainder for potential expansion opportunities and/or the repayment of debt.

Commenting on today’s announcement, W. Don Cornwell, Chief Executive Officer of Granite Broadcasting Corporation, said, “These transactions are a significant step in the execution of our strategic plan to realign our asset mix and substantially strengthen our capital structure. They positively impact our cash flow generation and provide us with the financial flexibility to capitalize on our core strength of operating news-oriented, Big Three affiliated stations in the nation’s mid-sized markets.

“With today’s announcement, the recent Malara transaction and our on-going cost saving initiatives we have dramatically improved our competitive and financial position. We continue to seek new opportunities to leverage our management expertise and station footprint and look forward to updating you as we execute on these strategic initiatives.

“We would like to thank our employees at both stations for all their hard work and dedication to their viewers. We believe that with AM Media Holdings resources the stations will continue to play an active role in their communities and be in a strong position to tap the growth of these markets.”

ACON Investments is a Washington, D.C.-based private equity investment firm which has managed approximately $725 million of capital. Founded in 1996,

767 Third Avenue 34th Floor New York, New York 10017.  Tel (212) 826-2530 . Fax: (212) 826-2858 . www.granitetv.com

ACON manages private equity funds and special purpose partnerships with investments in the United States, Europe and Latin America.

ACON was exclusively advised by David Tolliver, Managing Director of Daniels & Associates. Daniels is a leader in financial services to the cable, telecommunications, media/broadcast and technology industries worldwide.

Granite Broadcasting Corporation (OTC Bulletin Board: GBTVK) owns and operates, or provides programming, sales and other services to 13 channels in the following 8 markets: San Francisco, California; Detroit, Michigan; Buffalo, New York; Fresno, California; Syracuse, New York; Fort Wayne, Indiana; Peoria, Illinois; and Duluth, Minnesota-Superior, Wisconsin. The Company’s station group includes affiliates of the NBC, CBS, ABC, WB and UPN networks, and reaches approximately 6% of all U.S. television households.

This press release and related statements by management contain forward- looking statements, which represent the Company’s expectations or beliefs concerning future events. Forward-looking statements include information preceded by, followed by, or that includes the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. While we believe these judgments are reasonable, the Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, without limitation, general economic conditions, competition in the markets in which the Company’s stations are located, technological change, pricing fluctuations in national and local advertising, innovation in the broadcasting industry, geopolitical factors and changes in laws, regulations and tax rates. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language set forth in the Company’s most recent Annual Report on Form 10K filed with the Securities and Exchange Commission (“SEC”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. There can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such forward-looking statements.

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Press Contact:	W. Don Cornwell
Analyst Contact:	Larry Wills
Telephone:	212/826-2530